Exhibit 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) is made and entered into by and between Enstar Group Limited (the “Company”) and Orla M. Gregory (“Executive”) as of July 29, 2024.

BACKGROUND

WHEREAS, Executive and the Company are currently parties to that certain Amended and Restated Employment Agreement, dated as of January 21, 2020, as amended as of September 16, 2021 and further amended as of July 1, 2022 and March 21, 2023 (the “Existing Agreement”);

WHEREAS, Executive and the Company (the “Parties”) have agreed that Executive’s employment with the Company shall terminate on the Scheduled Employment End Date (as defined in Section 1(a)), unless earlier terminated by either Party (the date of on which Executive’s employment with the Company actually terminates, the “Employment End Date”), and the Parties have agreed on a transition planning timeline pursuant to which Executive would continue as an employee until the Employment End Date; and

WHEREAS, the Parties wish to provide for the transition of certain of Executive’s responsibilities under the Existing Agreement and to amend certain of the terms thereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

TERMS

1.            Transition.

(a)            From the date hereof through the Employment End Date (the “Transition Period”), Executive shall (i) continue to serve as the President of the Company, as provided in the Existing Agreement, (ii) remain a member of the Board of Directors of the Company (the “Board”), (iii) focus her time and attention on matters related to the transactions (“Project Elk”) contemplated by the Agreement and Plan of Merger by and between the Company, New Company Holdco, Company Merger Sub, Parent and Parent Merger Sub (each as defined in the Merger Agreement), dated as of the date hereof (the “Merger Agreement”), and (iv) support the Company’s executive leadership team with transitioning her responsibilities. “Scheduled Employment End Date” means the earlier of (a) December 31, 2024 and (b) the day immediately preceding the date on which the transactions contemplated by the Merger Agreement are consummated.

(b)            Executive hereby waives her “Good Reason” rights as defined in Section 4.3 of the Existing Agreement.

(c)            Executive shall have an opportunity to review and provide reasonable comments and suggestions with respect to public announcements and internal messaging regarding this Agreement and the Employment End Date.

2.            Term of Executive’s Employment.

(a)            Executive’s employment is for a fixed term and shall expire on the Employment End Date.

(b)            On the Employment End Date, Executive shall relinquish all titles and positions she holds as an officer and/or director of the Company and/or its affiliates. If the Company needs Executive’s assistance to effectuate such actions, Executive shall provide it as reasonably requested.

3.            Base Salary. The Company shall pay to Executive a monthly base salary at her current annual rate of $1,400,000 through the Employment End Date (or through December 31, 2024, if the Executive’s employment ends on the day immediately preceding the date on which the transactions contemplated by the Merger Agreement are consummated).

4.            Performance Bonus. With respect to the 2024 fiscal year, Executive shall remain eligible to earn an annual bonus (the “2024 Annual Bonus”) in an amount determined by the Human Resources and Compensation Committee of the Board (the “Committee”) based on achievement of the applicable performance objectives, which the Company shall pay in accordance with its customary payroll practices. The Committee shall be entitled to consider Executive’s efforts with respect to transitioning her responsibilities and Project Elk, as well as the financial/corporate/individual scorecard objectives previously established.

5.            Employee Benefits. Until the Employment End Date (or until December 31, 2024, if the Executive’s employment ends on the day immediately preceding the date on which the transactions contemplated by the Merger Agreement are consummated), the Company shall continue to provide Executive with the same participation in Bermuda employee benefit programs that she currently receives pursuant to Section 3.3 of the Existing Agreement.

6.            Post-Termination Health and Other Insurance. From the date immediately following the Employment End Date, Executive shall, subject to eligibility under the program rules, be entitled to receive comprehensive medical and dental coverage on the same or equivalent terms as provided generally from time to time to employees of the Company in Bermuda throughout retirement with no termination date. If Executive’s employment status or future residence, or the terms of the Company’s programs, render Executive ineligible to participate in the medical and dental insurance programs referred to above, the Company agrees to pay for comparable private insurance, subject to Executive’s cooperation (including submitting to any requested medical exams or records requests) and applicable underwriting requirements.

7.           Long-Term Incentive Awards. Executive acknowledges and agrees that she currently holds an aggregate of 8,977 unvested Restricted Share Units and 40,395 unvested Performance Share Units (collectively, the “LTIP Awards”) pursuant to the Restricted Stock Unit Award Agreement and the Performance Stock Unit Award Agreements, in each case, by and between Executive and the Company, dated March 20, 2023 (the “Award Agreements”), under the Company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”). In full satisfaction of all payments and entitlements that could become due under any of the Existing Agreement, the Plan, the Award Agreements or otherwise pursuant to the existing terms thereof, upon the occurrence of the Employment End Date due to the termination of Executive’s employment hereunder by the Company without Cause, due to death or disability, or automatically on the expiration of the employment term hereunder on the Scheduled Employment End Date, then effective as of the Employment End Date, all of the LTIP Awards shall be automatically cancelled without any further action by any party and Executive shall cease to have any rights with respect to the LTIP Awards, and subject to Executive fulfilling the conditions set forth in Sections 10 and 11 below, and notwithstanding Section 4(d) of the Award Agreements or any other provision of the Award Agreements or the Plan to the contrary, in exchange for such cancellation, Executive shall receive a payment in an amount equal to $17,000,000 (the “LTIP Settlement Amount”) within 10 days following the Employment End Date.

8.            Termination of Employment. Notwithstanding anything in Section 4 of the Existing Agreement, which shall cease to apply from and after the date hereof:

(a)            Death or Disability. If Executive’s employment terminates due to death or disability (as described in the Existing Agreement) prior to the Scheduled Employment End Date, then Executive (or her estate) shall, subject to the execution of the Waiver and General Release attached hereto as Exhibit A and compliance with Section 11, receive (i) payment of the Base Salary through the date of termination, (ii) the 2024 Annual Bonus in an amount determined in accordance with Section 4, as prorated based on the number of days employed in the 2024 fiscal year and (iii) the LTIP Settlement Amount.

(b)            Termination for Cause or Resignation for Any Reason. If Executive’s employment with the Company is terminated for Cause (as defined below), or pursuant to a resignation for any reason pursuant to Section 4.3 of the Existing Agreement, in either case, prior to the Scheduled Employment End Date, Executive shall be entitled to receive only the compensation, benefits and other consideration set forth in that section of the Existing Agreement, and the Company shall not owe any compensation, benefits or other consideration under this Agreement. “Cause” shall mean (i) fraud or dishonesty in connection with Executive’s employment that results in a material injury to the Company, (ii) conviction of any felony or crime involving fraud or misrepresentation or (iii) after Executive has received written notice from the Board of the specific material and continuing failure of Executive to perform her duties pursuant to Section 1(a) (other than by reason of death or disability) and has failed to cure such failure within 30 days following receipt of the notice.

(c)            Termination without Cause. If the Company terminates Executive’s employment without Cause prior to the Scheduled Employment End Date, then Executive shall, subject to the execution of the Waiver and General Release attached hereto as Exhibit A and compliance with Section 11, receive (i) payment of the Base Salary and the same participation in Bermuda employee benefit programs that she currently receives pursuant to Section 3.3 of the Existing Agreement, in each case, through December 31, 2024, (ii) the 2024 Annual Bonus in an amount determined in accordance with Section 4 and (iii) the LTIP Settlement Amount. During the Transition Period, the Company shall retain the right to require Executive to perform reduced or no duties, to refrain from coming to the office, and/or to place the Executive on garden leave or such other leave from duties. If the Company exercises this right, Executive shall continue to receive compensation and benefits as provided in this Agreement.

(d)            Change in Control. Section 4.5 is hereby deleted from the Existing Agreement and shall have no further force of effect.

9.            Indemnification/Litigation/Taxation. Sections 6.2 and 6.3 of the Existing Agreement shall continue to apply to Executive in accordance with their terms.

10.            Releases.

(a)            As a condition precedent to the payments and other benefits contemplated by this Agreement to be provided to Executive on or after the date hereof, Executive shall execute and deliver to the Company the Waiver and General Release attached hereto as Exhibit A on the date hereof.

(b)            As a condition precedent to the payments and other benefits contemplated by this Agreement to be provided to Executive on and after the Employment End Date, Executive shall execute and deliver to the Company the Waiver and General Release attached hereto as Exhibit A on or after the Employment End Date.

(c)            As a condition precedent to the payment of the 2024 Annual Bonus contemplated by this Agreement, Executive shall execute and deliver to the Company the Waiver and General Release attached hereto as Exhibit A on the date immediately prior to the payment of the 2024 Annual Bonus.

11.            Restrictive Covenants. Executive acknowledges that Section 5 of the Existing Agreement and Exhibit A of the Existing Agreement shall continue to apply and be in full force and effect during the term that she provides employment under this Agreement and thereafter as contemplated by such provisions; provided, however, that Executive agrees that the noncompetition restriction contained in Clause A and the non-solicitation of employees restriction contained in Clause C, in each case, of Exhibit A of the Existing Agreement shall apply during the term of employment and for a period of six months following the Employment End Date, regardless of the manner of Executive’s termination of employment.

12.            Additional Acknowledgments.

(a)            EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ THIS AGREEMENT AND THE FORM OF WAIVER AND GENERAL RELEASE IN THEIR ENTIRETY AND UNDERSTANDS ALL OF THEIR TERMS AND THAT SHE KNOWINGLY AND VOLUNTARILY ASSENTS TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN, INCLUDING WITHOUT LIMITATION, THE CONTEMPLATED WAIVERS AND RELEASE, AND THAT HER WAIVER OF RIGHTS OR CLAIMS ARISING UNDER ANY STATUTE, LAW OR REGULATION IS IN WRITING AND IS UNDERSTOOD BY HER AND THAT EXECUTIVE HAS NO PHYSICAL OR MENTAL IMPAIRMENT OF ANY KIND THAT HAS INTERFERED WITH EXECUTIVE’S ABILITY TO READ AND UNDERSTAND THE MEANING OF THIS AGREEMENT, THE FORM OF WAIVER AND GENERAL RELEASE OF CLAIMS OR THEIR TERMS, AND THAT EXECUTIVE IS NOT ACTING UNDER THE INFLUENCE OF ANY MEDICATION OR MIND-ALTERING CHEMICAL OF ANY TYPE IN ENTERING INTO THIS AGREEMENT OR THE WAIVER AND GENERAL RELEASE ON THE DATE HEREOF; AND

(b)            EXECUTIVE ACKNOWLEDGES THAT THE COMPANY EXPRESSLY ADVISED HER TO CONSULT WITH AN ATTORNEY OF HER CHOOSING PRIOR TO EXECUTING THIS AGREEMENT AND THE WAIVER AND RELEASE CONTEMPLATED HEREBY.

13.            Choice of Law; Contract Interpretation.

(a)            This Agreement shall be construed in accordance with and governed by the laws of the Island of Bermuda, without regard to principles of conflict of laws.

(b)            Executive agrees that the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against Executive or the Company.

(c)            As used in this Agreement, the term “affiliate” of any person or entity shall mean any other person or entity that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such first person or entity. For purposes of this definition, “control” of an entity shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such entity or (ii) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

14.            Complete Agreement / Conflicts. This Agreement, together with the Existing Agreement and the Waiver and General Release, is complete and is the only agreement of the Parties relating to the matters addressed herein and supersedes any and all prior promises or agreements made by, to or between the Parties, whether written or oral, with respect thereto. This Agreement shall be deemed to amend the Existing Agreement in all respects contemplated hereby, and the Existing Agreement shall otherwise remain unchanged. In the event of a conflict between the terms of this Agreement and the terms of the Existing Agreement, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, the Executive has duly executed this Agreement as of the date hereof.

For and on behalf of

ENSTAR GROUP LIMITED

By:	/s/ Dominic F. Silvester
Name:	Dominic F. Silvester
Title:	Chief Executive Officer

/s/ Orla Gregory
Orla Gregory

Exhibit A

WAIVER AND GENERAL RELEASE

This WAIVER AND GENERAL RELEASE (this “Release”) is made and entered into by and between Enstar Group Limited (the “Company”) and Orla M. Gregory (“Executive”) as of July 29, 2024.

BACKGROUND

WHEREAS, Executive and the Company are currently parties to that certain Amended and Restated Employment Agreement, dated as of January 21, 2020, as amended as of September 16, 2021 and further amended as of July 1, 2022 and March 21, 2023 (the “Existing Agreement”), as amended by that certain Transition Agreement dated as of July 29, 2024 (the “Transition Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

TERMS

1.            Release.

(a)            By countersigning and delivering to the Company this Release, and in consideration of the payments and other benefits provided in the Transition Agreement which provide for continued employment beyond the date of the Transition Agreement, Executive hereby releases and discharges the Company, its present and former parent corporations, its now or hereafter existing predecessors, joint ventures, partners, affiliates, subsidiaries, successors, assigns and otherwise related entities, and the respective incumbent and former shareholders, officers, directors, members, managers, employees, consultants, agents, representatives, fiduciaries of such entities and their respective successors and assigns and their respective benefit plans (the Company, together with the persons listed in this sentence being referred to collectively as the “Released Entities and Persons” and each a “Released Entity or Person”), from any and all claims, liabilities, demands or causes of action of whatever nature, known or unknown, inchoate or otherwise, whether based in contract (written, oral, express, implied or otherwise), any statute, regulation or other law (including common law) or in equity, that Executive has ever had or could have had as of the date of this Release, including, without limitation, any claim arising out of or in any way connected with or related to Executive’s employment by the Company or any of its affiliates and/or the Transition Agreement or the Existing Agreement, which includes (but is not limited to) the following:

(i)            any claim for additional pay, notice pay, severance pay, benefits, bonuses, incentives, awards, options, restricted stock awards, restricted stock units, performance stock units, stock appreciation rights, retention payments, commissions and/or bonuses, including under the Transition Agreement, the Existing Agreement, any benefit plan maintained by the Company or its affiliates, or any cash or equity incentive plan maintained by the Company or its affiliates;

(ii)            any claim regarding bias, age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination, including, without limitation, any rights or claims under any Bermudian or other law, regulation or ordinance; and/or

(iii)            any claim for: (A) harassment or retaliation; (B) intentional or negligent infliction of emotional harm, defamation or any other tort; (C) fraud or conversion; and (D) mental, physical or other personal injuries, or pain and suffering.

If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Released Entity or Person is a party.

(b)            Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect. At the Company’s request, Executive agrees to execute and deliver to the Company a revised release which shall effectuate her intention to release the Released Entities and Persons unconditionally, as set forth in accordance with this Release, to the maximum extent permitted by law.

(c)            Notwithstanding the foregoing, the release contained herein shall not apply to any right or claim that may arise after the date hereof, or to the Company’s obligations under the Transition Agreement that are to be performed after the date hereof.

(d)            The release of claims contained herein shall not waive any rights Executive may have been granted under the certificate of incorporation, bylaws or other organizational documents of the Company or any of its affiliates, the Existing Agreement or any other policy relating to indemnification rights covering Executive’s actions on behalf of the Company or any of its affiliates in the scope of and during the course of Executive’s employment by the Company, including any insurance policies covering such actions.

2.            Choice of Law; Contract Interpretation.

(a)            This Agreement shall be construed in accordance with and governed by the laws of the Island of Bermuda, without regard to principles of conflict of laws.

(b)            Executive agrees that the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against Executive or the Company.

(c)            As used in this Agreement, the term “affiliate” of any person or entity shall mean any other person or entity that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such first person or entity. For purposes of this definition, “control” of an entity shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such entity or (ii) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

IN WITNESS WHEREOF, the Executive has duly executed this Release as of the date set forth below.

/s/ Orla Gregory
Orla Gregory

Date: July 29, 2024

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